Exhibit 99.1

Solar Capital Announces June 30, 2010 Financial Results; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--August 3, 2010--Solar Capital Ltd. (NASDAQ: SLRC), today reported earnings of $0.50 per share for the three months ended June 30, 2010, with a net asset value (NAV) per share of $22.07. Solar Capital also announced that its Board of Directors has declared a third quarter dividend of $0.60 per share, payable on October 4, 2010 to stockholders of record on September 17, 2010. We expect the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

Selected Highlights

($ in millions, except per share amounts)

	June 30, 2010	December 31, 2009
Investment portfolio	$819.3	$863.1
Total assets	$916.4	$885.4
Net assets	$728.8	$697.9
NAV per share (1)	$22.07	$21.24

Investment Portfolio Composition:
Bank debt/senior secured loans	$184.1	$163.5
Subordinated debt/corporate notes	$586.9	$642.0
Equity investments	$48.3	$57.6

Weighted Average Portfolio Statistics:
Yield on fair value	14.1%	14.8%
Yield on cost	13.5%	13.7%

Earnings Highlights

	Three months ended
	June 30, 2010	June 30, 2009

Investment income	$28.3	$25.3

Net investment income	$15.2	$16.1
Net realized and unrealized gain	1.3	17.9
Net income	$16.5	$34.0

Net income per share (1)	$0.50	$1.03

	Six months ended
	June 30, 2010	June 30, 2009

Investment income	$63.6	$53.4

Net investment income	$36.3	$33.2
Net realized and unrealized gain/(loss)	42.2	(24.8)
Net income	$78.5	$8.4

Net income per share (1)	$2.39	$0.26

“During the second quarter, we continued to deliver on our strategic objectives,” said Michael Gross, CEO and Chairman of Solar Capital. “We funded three new portfolio investments with attractive risk-reward profiles, upsized our credit facility from $270 million to $355 million, and had meaningful realizations above prior quarter’s marks, bringing year-to-date proceeds to more than $200 million. We expect to see additional repayments over the next 6-9 months and have a healthy pipeline for deploying our capital at attractive risk adjusted returns. The combination of taxable gains from early realizations, recently funded investments, and the upsizing of our credit facility, positions us to maintain and ultimately grow our dividend to shareholders.”

Portfolio Investments

The total value of our investments was approximately $819.3 million at June 30, 2010 and $863.1 million at December 31, 2009. During the quarter ended June 30, 2010, we originated approximately $74 million in face value of investments in three new and one existing portfolio company. We also received more than $85 million from repayments of securities, all in excess of our December 31, 2009 marks.

For the six months ended June 30, 2010, we originated approximately $110 million in face value of investments in four new and one existing portfolio company. We also received more than $200 million from repayments and sales of securities, all in excess of our December 31, 2009 marks. At June 30, 2010, we had investments in securities of 33 portfolio companies with approximately 22.4% senior secured, 71.6% subordinated debt and 6.0% equity.

As of June 30, 2010, the weighted average yield on income producing investments in our portfolio was approximately 14.1%, compared to 13.9% and 14.8% at March 31, 2010 and December 31, 2009, respectively. The increase in yield this quarter was due to the addition of new assets.

As of June 30, 2010, there was one investment on non-accrual status which has had a market value of zero since March 31, 2010. In addition we had two assets, with a total market value of $14.1 million, that were performing but cash interest payments have been applied as principal payments (“cost-recovery assets”), rather than being included in interest income because management believes, at this time, it is unlikely there will be full repayment of principal.

Results of Operations

Investment income was $28.3 million and $25.3 million for the three months ended June 30, 2010 and 2009, respectively. The second quarter 2010 investment income was higher primarily due to prepayment premiums and fees recognized upon the repayment of assets, partially offset by a lower average invested balance. Net investment income of $15.2 million for the three months ended June 30, 2010 was $0.9 million lower than during the same period in 2009 primarily due to increased 2010 interest expenses on a larger average debt balance and higher revolving credit facility expenses. The net realized and unrealized gain of $1.3 million for the three months ended June 30, 2010 was primarily due to increases in the fair value of our portfolio assets during the period as well as realizations in excess of prior valuations. Portfolio asset valuations increased due to continued credit improvement in the portfolio and anticipated portfolio realizations. The net gain of $17.9 million for the second quarter of 2009 was primarily due to certain asset valuations that were beginning to recover from technical recession lows.

For the six months ended June 30, 2010 and 2009, investment income totaled $63.6 million and $53.4 million, respectively. Investment income was $10.2 million higher for the first half of 2010 primarily due to prepayment premiums and fees recognized upon the repayment of assets, partially offset by a lower average invested balance. Net investment income of $36.3 million for the six months ended June 30, 2010 was only $3.1 million higher than the first half of 2009 primarily due to increased 2010 interest expenses on a larger average debt balance and higher revolving credit facility expenses. The net realized and unrealized gain of $42.2 million for the six months ended June 30, 2010 was primarily due to increases in the fair value of our portfolio assets during the period as well as realizations in excess of prior valuations. Portfolio asset valuations increased due to continued credit improvement in the portfolio, the tightening of credit spreads in the high yield market and anticipated portfolio realizations. The net loss of $24.8 million for the six months ended June 30, 2009 was primarily due to overall weakening in the economy during the period resulting in lower technical portfolio asset values.

Conference Call and Webcast

We will host a conference call and webcast on Wednesday, August 4, 2010 at 10:00 am (ET) to discuss our financial results for the quarter ended June 30, 2010. All interested parties may participate in the conference call by dialing (866) 770-7146 approximately 5-10 minutes prior to the call, international callers should dial (617) 213-8068. Participants should reference Solar Capital Ltd and the participant passcode of 22055626 when prompted. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live webcast, please go to the Company's website at least 15 minutes prior to the start of the event to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except shares)

	June 30,	December 31,
	2010	2009
Assets	(unaudited)
Investments at value:
Companies more than 25% owned (cost: $10,000 and $10,000, respectively)	$9,000	$9,000
Companies 5% to 25% owned (cost: $30,673 and $85,102, respectively)	20,833	93,423
Companies less than 5% owned (cost: $918,752 and $968,886, respectively)	789,471	760,717
Total investments (cost: $959,425 and $1,063,988, respectively)	819,304	863,140

Cash and cash equivalents	68,755	5,675
Receivable for investments sold	10,204	-
Interest and dividends receivable	7,871	7,547
Deferred borrowing costs	5,127	914
Fee revenue receivable	4,371	5,824
Deferred offering costs	-	1,478
Derivative assets	-	294
Prepaid expenses and other receivables	757	549
Total Assets	916,389	885,421

Liabilities
Senior unsecured notes payable	125,000	-
Payable for investments purchased	24,375	-
Dividends payable	19,818	-
Credit facility payable	-	88,114
Distributions payable	-	75,136
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	4,431	8,663
Performance-based incentive fee payable	3,792	8,517
Deferred fee revenue	1,953	3,532
Interest payable	1,823	153
Derivative liabilities	3,057	25
Due to Solar Capital Management LLC	498	912
Income taxes payable	745	535
Other accrued expenses and payables	2,061	1,931
Total Liabilities	187,553	187,518

Net Assets
Partners' capital	-	697,903
Common stock, par value $0.01 per share 33,030,641 shares issued and outstanding	330	-
Paid in capital in excess of par	668,131	-
Distributions in excess of net investment income	(652)	-
Accumulated net realized gain	9,502	-
Net unrealized appreciation	51,525	-
Total Net Assets	$728,836	$697,903
Number of shares outstanding	33,030,641	32,860,454
Net Asset Value Per Share (1)	$22.07	$21.24

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest and dividends:
Companies 5% to 25% owned	$-	$2,292	$7,619	$4,557
Other interest and dividend income	28,284	22,960	55,975	48,872
Total interest and dividends	28,284	25,252	63,594	53,429
Total investment income	28,284	25,252	63,594	53,429

EXPENSES:
Investment advisory and management fees	4,431	4,002	8,797	8,075
Performance-based incentive fee	3,792	4,025	9,071	8,299
Interest and other credit facility expenses	3,646	298	6,597	1,029
Administrative service fee	258	429	711	1,033
Other general and administrative expenses	937	722	2,006	1,643
Total operating expenses	13,064	9,476	27,182	20,079
Net investment income before income tax expense	15,220	15,776	36,412	33,350
Income tax expense (benefit)	54	(323)	135	156
Net investment income	15,166	16,099	36,277	33,194

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FORWARD CONTRACTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies 5% to 25% owned	-	-	16,397	-
Companies less than 5% owned	(481)	(53,266)	(44,209)	(75,922)
Net realized loss on investments	(481)	(53,266)	(27,812)	(75,922)
Forward contracts	8,196	(16,778)	9,748	(7,830)
Foreign currency exchange	(5)	(438)	3,531	(467)
Net realized loss before income taxes	7,710	(70,482)	(14,533)	(84,219)
Income tax expense (benefit) on realized gain (loss)	-	-	-	-
Net realized gain (loss)	7,710	(70,482)	(14,533)	(84,219)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	-	(200)	-	(3,100)
Companies 5% to 25% owned	(1,403)	2,713	(18,080)	2,215
Companies less than 5% owned	(2,300)	82,420	78,888	62,986
Net unrealized gain (loss) on investments	(3,703)	84,933	60,808	62,101
Forward contracts	(2,555)	3,011	(3,326)	(2,689)
Foreign currency exchange	(104)	437	(708)	29
Net change in unrealized gain (loss)	(6,362)	88,381	56,774	59,441

Net realized and unrealized gain (loss) on investments, forward contracts and foreign currencies	1,348	17,899	42,241	(24,778)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$16,514	$33,998	$78,518	$8,416

Earnings per share (1)	$0.50	$1.03	$2.39	$0.26

(1)	For periods prior to February 9, 2010, the share count used in all share-based computations has been decreased retroactively by a factor of approximately 0.4022, representing the rate at which shares of Solar Capital Ltd. common stock were exchanged for units of Solar Capital LLC prior to the initial public offering.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660